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                                   EXHIBIT 11

                            STATE STREET CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE
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                                                                              Three Months Ended               Nine Months Ended
                                                                                 September 30,                    September 30,
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(Dollars in millions, except per share data; shares in thousands)             1997           1996              1997          1996
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
PRIMARY
         Average shares outstanding .............................            160,369         160,639         160,715         161,900
         Common stock equivalents ...............................              2,421           1,376           1,916           1,318
                                                                            --------        --------        --------        --------
         Primary shares outstanding .............................            162,790         162,015         162,631         163,218
                                                                            ========        ========        ========        ========
Net Income ......................................................           $    101        $     74        $    280        $    215
                                                                            ========        ========        ========        ========
Earnings per share - primary ....................................           $    .62        $    .45        $   1.72        $   1.31
                                                                            ========        ========        ========        ========
FULLY DILUTED
         Average shares outstanding .............................            160,369         160,639         160,715         161,900
         Common stock equivalents ...............................              2,635           1,523           1,974           1,557
         Assumed conversion of 7 3/4%
                  convertible subordinated debentures ...........              1,059           1,106           1,085           1,111
                                                                            --------        --------        --------        --------
         Fully diluted average shares outstanding ...............            164,063         163,268         163,774         164,568
                                                                            ========        ========        ========        ========

Net income ......................................................           $    101        $     74        $    280        $    215
                                                                            ========        ========        ========        ========

Earnings per share - fully diluted ..............................           $    .62        $    .45        $   1.71        $   1.31
                                                                            ========        ========        ========        ========
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